Exhibit 4.1

COMMERCIAL METALS COMPANY

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF JULY 11, 2017

TO

INDENTURE

DATED AS OF MAY 6, 2013

5.375% SENIOR NOTES DUE 2027

i

SECOND SUPPLEMENTAL INDENTURE, dated as of July 11, 2017 (this “Supplemental Indenture”), between Commercial Metals Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 6565 N. MacArthur Blvd., Irving, Texas 75039 (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having its principal office at 800 Nichollet Mall, Minneapolis, Minnesota 55402, as trustee (the “Trustee”) under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company executed and delivered the Indenture, dated as of May 6, 2013, to the Trustee (the “Existing Indenture,” and as heretofore supplemented, the “Indenture”), to provide for the issuance of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), in one or more series;

WHEREAS, pursuant to Section 901 of the Existing Indenture, the Company desires to provide for the issuance of a new series of its Securities to be known as its 5.375% Senior Notes due 2027 (the “Initial Notes” and together with any Additional Notes (as defined herein) issued in accordance with Section 205 hereunder from time to time, the “Notes”), and to establish the forms thereof, as in Section 201 of the Existing Indenture provided, and to set forth the terms thereof, as in Section 301 of the Existing Indenture provided;

WHEREAS, the Board of Directors of the Company, pursuant to resolutions duly adopted by the Board of Directors on June 21, 2017, and resolutions duly adopted by the pricing committee of the Board of Directors on June 29, 2017, has duly authorized the issuance of up to $300,000,000 aggregate principal amount of the Notes, and has authorized the appropriate officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done; and

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

DEFINITION OF TERMS

Section 101. Definitions.

Unless the context otherwise requires:

(a) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b) each term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) the following terms, as used herein, have the following meanings:

“Additional Notes” means, subject to Section 205 of this Supplemental Indenture, 5.375% Senior Notes due 2027 issued from time to time after the date of this Supplemental Indenture under the terms of the Existing Indenture and this Supplemental Indenture (other than pursuant to Section 304, 305, 306, 906 or 1107 of the Existing Indenture).

“Applicable Premium” means with respect to any Notes on any Redemption Date, as determined by the Company, the excess, if any, of (1) the present value as of such Redemption Date of (i) the Call Period Redemption Price of such Notes on July 15, 2022 plus (ii) all required interest payments due on such Notes through July 15, 2022 (excluding accrued but unpaid interest thereon, if any, to, but not including the applicable Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date, plus fifty (50) basis points, over (2) the then outstanding principal of such Notes.

“Call Period Redemption Price” has the meaning specified in Section 301(d) of this Supplemental Indenture.

“Capital Stock” means, with respect to any Person, all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding any Indebtedness convertible into equity interests.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Subsidiaries of the Company, taken as a whole, to one or more Persons (other than the Company or one of the Subsidiaries of the Company); or (3) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Payment” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 401(a) of this Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date the Initial Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a Change of Control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a Change of Control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Stated Maturity of the Notes or any date on which the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because such Capital Stock may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public offering or private placement of Capital Stock for cash (other than Disqualified Stock) after the date any Notes offered under this Supplemental Indenture are issued.

“Equity Redemption Price” has the meaning specified in Section 301(b) of this Supplemental Indenture.

“Existing Indenture” has the meaning specified in the first recital of this Supplemental Indenture.

“Initial Notes” has the meaning specified in the second recital of this Supplemental Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“No Call Redemption Price” has the meaning specified in Section 301(b) of this Supplemental Indenture.

“Notes” has the meaning stated in the second recital of this Supplemental Indenture.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the

Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the sixty (60) day period (which 60 day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a subsidiary of the S&P Global, Inc., and any successor thereto.

“Securities” has the meaning specified in the first recital of this Supplemental Indenture.

“Treasury Rate” means as of any Redemption Date of any Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the date that notice of redemption is given (or, if such Federal Reserve Statistical Release H.15 (519) is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2022; provided, however, that if the period from the date that notice of Redemption Date is given to July 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12) of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to July 15, 2022 is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation.

There is hereby authorized and established a series of Securities under the Indenture. Such series of Securities is hereby designated as the “5.375% Senior Notes due 2027.” The aggregate principal amount of the Notes to be issued on the date hereof shall be $300,000,000.

Section 202. Form.

Provisions relating to the Notes are set forth in Appendix A hereto. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit 1 to Appendix A. The Notes may have notations, legends or endorsements required by law, stock exchange rule and agreements to which the Company is subject, if any, or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix A are hereby incorporated in and expressly made part of this Supplemental Indenture.

Section 203. Denomination.

The Company shall issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 204. Redemption.

The Notes are subject to redemption as described in Article Three hereof.

Section 205. Additional Notes.

(a) The Company shall be entitled, subject to its compliance with this Section 205, to issue Additional Notes on the same terms and conditions as the Initial Notes issued under this Supplemental Indenture, except for issue date, issue price, pre-issuance accrued interest and, in some cases, first Interest Payment Date (as defined in Exhibit 1 to Appendix A). The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, but may be treated as separate classes, with, among other things, separate issue prices, for United States federal tax purposes.

(b) With respect to any issuance of Additional Notes, the Company shall deliver to the Trustee a Board Resolution or an Officers’ Certificate, and, if the Company elects, a supplemental indenture, which shall together provide the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2) the issue date, issue price, pre-issuance accrued interest and first Interest Payment Date, and the CUSIP number of such Additional Notes.

Section 206. Appointment of Agents.

The Trustee shall initially be the Security Registrar and Paying Agent and shall act as such at its offices in Dallas, Texas. The Company may at any time designate additional Paying Agents or rescind the designations or approve a change in the offices where one or more such Paying Agents act.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301. Optional Redemption by Company.

(a) At any time and from time to time, prior to July 15, 2022, the Notes may be redeemed in whole or in part at the sole election of the Company, at a Redemption Price equal to 100.000% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

(b) At any time and from time to time, prior to July 15, 2020, up to 40% in aggregate principal amount of the Notes may be redeemed, at the sole election of the Company, at a Redemption Price equal to 105.375% of the principal amount thereof (the “Equity Redemption Price”), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), with the net cash proceeds of one or more Equity Offerings; provided that (1) immediately after the occurrence of such redemption, to at least 60% of the aggregate principal amount of Notes originally issued under this Supplemental Indenture (excluding Notes held by the Company or its Subsidiaries) remain outstanding, and (2) such redemption occurs within ninety (90) days of the date of the closing of such Equity Offering.

(c) Except pursuant to clauses (a) or (b) of this Section 301, the Notes will not be redeemable at the Company’s option prior to July 15, 2022.

(d) At any time and from time to time, on or after July 15, 2022, the Notes may be redeemed in whole or in part, at the sole election of the Company, at the applicable Redemption Price set forth below (each such applicable Redemption Price being the “Call Period Redemption Price”). The Notes will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the Notes), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the twelve (12) month period beginning on July 15th of the years set forth below:

Date	Percentage
2022	102.688%
2023	101.792%
2024	100.896%
2025 and thereafter	100.000%

(e) Any optional redemption hereunder shall be made by giving notice to the Trustee as provided in the Indenture (except that, notwithstanding the provisions of Section 1104 of the Indenture, any notice of redemption for the Notes given pursuant to said Section need not set forth the Redemption Price but only the manner of calculation thereof). If the Company elects to redeem the Notes, in whole or in part, the Company shall deliver, no later than two (2) Business Days prior to the Redemption Date, an Officers’ Certificate to the Trustee setting forth the calculation of the Redemption Price applicable to such redemption. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon, the Redemption Price as so calculated on the third (3rd) Business Day preceding the Redemption Date according to the calculation set forth in such Officers’ Certificate.

Section 302. No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to the Stated Maturity thereof.

ARTICLE FOUR

CHANGE OF CONTROL OFFER

Section 401. Change of Control Offer.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes as described in Section 301 above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101.000% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within thirty (30) days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to the Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(b) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the

Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE FIVE

MISCELLANEOUS

Section 501. Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 502. Trustee Makes No Representations.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

Section 503. Governing Law.

This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles of such state that would require the application of the laws of another jurisdiction.

Section 504. Severability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 505. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMMERCIAL METALS COMPANY

By:	/s/ Mary Lindsey
	Name:	Mary Lindsey
	Title:	Vice President and Chief Financial Officer

ATTEST

/s/ Paul Kirkpatrick
Name:	Paul K. Kirkpatrick
Title:	Vice President – Corporate Secretary And Assistant General Counsel

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President

Attest

/s/ Israel Lugo
Name:	Israel Lugo
Title:	Vice President

[Signature Page to Supplemental Indenture]

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below; capitalized terms used and not defined in this Appendix A shall have the meanings ascribed to such terms in the Indenture:

“Agent Member” means any member of, or participant in, the Depositary.

“Definitive Note” means a certificated Note.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Global Note” means a global Note bearing the global securities legend set forth in Exhibit 1 to this Appendix A.

“Notes” means (1) the 5.375% Senior Notes due 2027 issued under the Indenture and the Supplemental Indenture on about the date hereof, and (2) Additional Notes, if any, issued from time to time after the date of this Supplemental Indenture.

“Underwriters” means (1) with respect to the Notes issued as of the date of this Supplemental Indenture, each of Citigroup Global Markets Inc., Wells Fargo Securities, LLC , Merrill Lynch, Pierce, Fenner & Smith Incorporated, BBVA Securities Inc., PNC Capital Markets LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., Rabo Securities USA, Inc., Santander Investment Securities Inc. and U.S. Bancorp Investments, Inc., and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Underwriting Agreement.

“Underwriting Agreement” means (1) with respect to the Notes issued as of the date of this Supplemental Indenture, the Underwriting Agreement, dated June 29, 2017, between the Company and Citigroup Global Markets Inc., as representative of the several Underwriters named therein, and (2) with respect to each issuance of Additional Notes, the underwriting agreement among the Company and the Persons purchasing such Additional Notes.

2. The Notes.

2.1 Form and Dating.

(a) General. The Notes are being offered and sold by the Company pursuant to the Underwriting Agreement. The Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Appendix A

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to a Company Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

Agent Members shall have no rights under the Indenture and the Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee as the custodian of the Depositary, or under any Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary or its nominee, as the case may be, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Ownership of beneficial interests in any Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Agent Members) and the records of the Agent Members (with respect to interests of Persons other than Agent Members). None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility of liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(c) Definitive Notes. Except as provided in this Section 2.1, Section 2.3 or Section 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Securities.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) as of the date of the Supplemental Indenture, Notes for original issue in an aggregate principal amount of $300,000,000, and (2) from time to time, any Additional Notes for original issue in aggregate principal amounts specified in an Officers’ Certificate pursuant to Section 205 of the Supplemental Indenture, in each case upon a Company Order. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

2.3	Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Security Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

Appendix A

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Security Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Security Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer of the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 hereof), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the custodian for such Global Note) with respect to such Global Note, by the Trustee or the custodian, to reflect such reduction.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Security Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith.

(iii) The Security Registrar shall not be required to register the transfer of or exchange of (a) any Definitive Note selected for redemption in whole or in part pursuant to Article Three of this Supplemental Indenture, except the unredeemed portion of any Definitive Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date.

Appendix A

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, or the Security Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, or the Security Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(e) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 above and (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Company within ninety (90) days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.

Appendix A

(b) Any Global Note that is to be transferred to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee located at its principal corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiples of $1,000 thereof and registered in such names as the Depositary shall direct.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a)(i), (ii) or (iii) above, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Appendix A

EXHIBIT 1

to

APPENDIX A

[FORM OF FACE OF NOTE]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

COMMERCIAL METALS COMPANY

5.375% SENIOR NOTES DUE 2027

CUSIP: 201723 AL7

ISIN: US201723AL70

No.	$

COMMERCIAL METALS COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                      DOLLARS ($            ) on July 15, 2027, and to pay interest thereon from July 11, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15th and July 15th in each year (each, an “Interest Payment Date”), commencing on January 15, 2018, at the rate of 5.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1st or July 1st (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Exhibit 1 to Appendix A

Payment of the principal of (and premium if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date set forth below.

Dated:	COMMERCIAL METALS COMPANY

By:
		Name:	Mary Lindsey
		Title:	Vice President and Chief Financial Officer

Exhibit 1 to Appendix A

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

Exhibit 1 to Appendix A

[Reverse Side of Note]

1. General.

This Security is one of a duly authorized issue of debt securities of the Company (hereinafter called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of May 6, 2013 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of July 11, 2017 (the “Second Supplemental Indenture” and together with the Base Indenture and any applicable subsequent amendments or supplements, collectively herein called the “Indenture”; all capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series is unlimited in amount. After giving effect to the issuance of Securities of such series on the date of the Supplemental Indenture, $300,000,000 aggregate principal amount of Securities of such series were issued and outstanding.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and any premium and any interest on, this Security at the place and rate, and in the coin or currency, herein prescribed.

2. Redemption.

(a) At any time and from time to time, prior to July 15, 2022, the Securities may be redeemed in whole or in part at the sole election of the Company, at a Redemption Price equal to 100.000% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

(b) At any time and from time to time, prior to July 15, 2020, up to 40% in aggregate principal amount of the Securities may be redeemed, at the sole election of the Company, at a Redemption Price equal to 105.375% of the principal amount thereof (the “Equity Redemption Price”), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), with the net cash proceeds of one or more Equity Offerings; provided that (1) immediately after the occurrence of such redemption, to at least 60% of the aggregate principal amount of Notes originally issued under the Second Supplemental Indenture (excluding Securities held by the Company or its Subsidiaries) remain outstanding, and (2) such redemption occurs within ninety (90) days of the date of the closing of such Equity Offering.

(c) Except pursuant to clauses (a) or (b) of this Section 2, the Securities will not be redeemable at the Company’s option prior to July 15, 2022.

(d) At any time and from time to time, on or after July 15, 2022, the Securities may be redeemed in whole or in part, at the sole election of the Company, at the applicable Redemption Price set

Exhibit 1 to Appendix A

forth below (each such applicable Redemption Price being the “Call Period Redemption Price”). The Securities will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the Securities), plus accrued and unpaid interest thereon, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the twelve (12) month period beginning on July 15th of the years set forth below:

Date	Percentage
2022	102.688%
2023	101.792%
2024	100.896%
2025 and thereafter	100.000%

Notice of any redemption shall be mailed at least thirty (30) days but not more than sixty (60) days prior to the Redemption Date to each Holder of the Securities to be redeemed at its registered address. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon cancellation hereof.

3. Change of Control Offer.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Securities as described above, the Company will be required to make a Change of Control Offer to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities. In the Change of Control Offer, the Company will be required to offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest thereon, if any, on the Securities repurchased to the date of repurchase. Within thirty (30) days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the Change of Control Payment Date specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

4. Indenture.

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of the Indenture (the “TIA”). The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. The Securities issued under the Indenture are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness.

5. Paying Agent and Security Registrar.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where the Securities may be surrendered for registration of transfer or exchange and an office or

Exhibit 1 to Appendix A

agency where the Securities may be presented for payment or for exchange. The Company has initially appointed the Trustee, U.S. Bank National Association, as its Paying Agent and Security Registrar. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents or other Security Registrars and to approve any change in the office through which any Paying Agent or Security Registrar acts.

6. Default.

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

7. Sinking Fund.

The Securities will not be subject to any sinking fund.

8. Denominations; Transfer; Exchange.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be assessed against the Holder for any such registration of transfer or exchange, but the Company may require from the Holder payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10. Amendment; Supplement; Waiver.

The Company, together with the Trustee, may modify the Indenture or the Securities, without the consent of the Holders of any Outstanding Securities, for certain specified purposes, including, among other things, adding to the Company’s covenants or events of default, securing the Securities, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, as amended, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not adversely affect the interests of the Holders of Securities of any series in any material respect.

Exhibit 1 to Appendix A

The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Securities of this series, under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Securities of this series by accepting a Security of this series waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Securities of this series.

12. Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, as if it were not the Trustee.

13. Discharge and Defeasance.

The Company’s obligations pursuant to the Indenture with respect to Securities of this series will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Securities of this series or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Securities of this series to maturity or redemption.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

14. Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

Exhibit 1 to Appendix A

15. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

16. Proceedings.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereof on or after the respective due dates expressed herein.

17. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

Exhibit 1 to Appendix A

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security no. or tax I.D. no.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:                      Your Signature:

Sign exactly as your name appears on the other side of this Security.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Security custodian